Consent of Independent Registered Public Accounting Firm



We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated May 24, 2010, relating to the financial statements and financial highlights which appear in the March 31, 2010 Annual Report to Shareholders of Tweedy, Browne Global Value Fund, Tweedy, Browne Global Value Fund II - Currency Unhedged, Tweedy, Browne Value Fund and Tweedy, Browne Worldwide High Dividend Yield Value Fund, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights", "Custodian, Counsel and Independent Registered Public Accounting Firm" and "Financial Statements" in such Registration Statement.





/s/ PricewaterhouseCoopers LLP
New York, New York
July 28, 2010